Exhibit 21

Subsidiaries of PerfectData Corporation

As of March 31, 2005, the only subsidiary of PerfectData Corporation was PerfectData Acquisition Corporation, which was incorporated in the State of Delaware for the sole purpose of effecting the merger contemplated by the Agreement and Plan of Merger dated as of March 7, 2005, a copy of which was filed as Exhibit 2.1 hereof, and which conducted no business as of March 31, 2005.

E-15